Exhibit 99.3

Execution Version

ESCROW AGREEMENT

THIS ESCROW AGREEMENT, dated as of March 28, 2022 (“Agreement”), is by and among Pineapple Energy LLC, a Delaware limited liability company (“Buyer”), Steven P. Godmere, as representative of the Sellers (as defined below) (the “Seller Representative”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as escrow agent hereunder (“Escrow Agent”).

BACKGROUND

A.        Buyer, Hawaii Energy Connection, LLC, a Hawaii limited liability company (“HEC”), E-Gear, LLC, a Hawaii limited liability company (together with HEC, the “Sellers”) and Seller Representative have entered into an Asset Purchase Agreement, dated as of March 1, 2021 (as such agreement may be amended, the “Purchase Agreement”), pursuant to which Buyer is purchasing certain assets of the Sellers, as further described in the Purchase Agreement. The Purchase Agreement and Buyer’s Second Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”) provides that certain members of Buyer shall deposit 1,500,000 shares, which is adjusted to 375,000 shares after a CSI reverse share split (the “Escrowed Shares”), of common stock of Communications Systems, Inc. (“CSI”) in a segregated escrow account to be held by Escrow Agent for the purpose of compensating Sellers if the price per share of CSI common stock is below $2.00 per share, which is adjusted to $8.00 per share after the CSI reverse share split, during a certain period of time after the date hereof. In connection with closing of the transactions contemplated by the Purchase Agreement, Sellers have directed Buyer to issue the Buyer Units, which are convertible into shares of CSI common stock (including the right to receive any Escrowed Shares), that would otherwise be issued to Sellers to Steven P. Godmere, Chris DeBone and Independent Investment Bankers Corp. (collectively, the “Seller Members”). Buyer and the Seller Representative have executed and delivered a letter of direction, dated as of the date hereof (the “Letter of Direction”) and attached as Schedule D hereto, to Equiniti Trust Company (the “Transfer Agent”) with respect to the delivery and control of the Escrowed Shares. Pursuant to this Agreement and the Letter of Direction, the Escrowed Shares shall be held by the Transfer Agent in a separate sub issue account (the “Escrow Account”), to be directed and controlled by the Escrow Agent until such control is terminated in accordance with the terms of this Agreement.

B.        Escrow Agent has agreed to accept, hold, and distribute the Escrowed Shares and any earnings thereon in accordance with the terms of this Agreement.

C.        Buyer has appointed the Representatives (as defined below) to represent it for all purposes in connection with the Escrowed Shares to be held by Escrow Agent.

D.        Buyer and Seller acknowledge that (i) Escrow Agent is not a party to and has no duties or obligations under the Purchase Agreement, (ii) all references in this Agreement to the Purchase Agreement are solely for the convenience of Buyer and Seller Representative, and (iii) Escrow Agent shall have no implied duties beyond the express duties set forth in this

Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the payments by Buyer pursuant to the Purchase Agreement, and the deposit of the Escrowed Shares into the Escrow Account pursuant to this Agreement, the Purchase Agreement and the Letter of Direction, and in consideration of the premises and the mutual covenants and conditions contained herein and in the Purchase Agreement and the Letter of Direction, the parties hereto agree as follows:

1.       Definitions. The following terms shall have the following meanings when used herein:

“Business Day” means any day, other than a Saturday, Sunday or other day on which commercial banks in Minneapolis, Minnesota are authorized by applicable law to remain closed.

“Buyer Representative” means the person(s) so designated on Schedule C hereto or any other person designated in a writing signed by Buyer and delivered to Escrow Agent and the Seller Representative in accordance with the notice provisions of this Agreement, to act as its representative under this Agreement.

“Escrow Period” means the period commencing on the date hereof and ending at the close of Escrow Agent’s Business Day on the date on which the Escrowed Shares are released from the Escrow Account, unless earlier terminated pursuant to this Agreement.

“Escrowed Shares” has the meaning set forth in the recitals.

“Final Order” means a final and nonappealable order of a court of competent jurisdiction (an “Order”), which Order is delivered to Escrow Agent accompanied by a written instruction from Buyer or Seller Representative given to effectuate such Order and confirming that such Order is final, nonappealable and issued by a court of competent jurisdiction, and Escrow Agent shall be entitled to conclusively rely upon any such confirmation and instruction and shall have no responsibility to review the Order to which such confirmation and instruction refers.

“Joint Written Direction” means a written direction executed by a Buyer Representative and the Seller Representative, delivered to Escrow Agent in accordance with Section 15 and directing Escrow Agent to distribute the Escrowed Shares or to take or refrain from taking any other action pursuant to this Agreement.

“Representatives” means a Buyer Representative and the Seller Representative.

“Seller Members” means all of the parties listed as Seller Members in Schedule B hereto.

“Shareholders” means all of the parties listed as Shareholder-Buyer Member in Schedule A hereto.

2.            Appointment of and Acceptance by Escrow Agent. Buyer and Seller Representative hereby appoint Escrow Agent to serve as escrow agent hereunder. Escrow Agent hereby accepts such appointment and agrees to act in accordance with the terms and conditions of this Agreement and the instructions given pursuant hereto and in the Letter of Direction.

3.            Establishment of Escrow Account.

(a)       Pursuant to the Letter of Direction, the Escrow Account has been established with the Transfer Agent, the Escrowed Shares have been issued in the name of U.S. Bank National Association as Escrow Agent. Buyer and the Seller Representative have provided that the Escrow Agent shall have complete and exclusive control over the Escrowed Shares (subject to and in accordance with the terms hereof).

(b)       The Escrow Agent will control and direct the disposition of the Escrowed Shares only in accordance with the terms and conditions of this Agreement and the Letter of Direction.

(c)       Except as expressly provided herein and in the Letter of Direction, no party hereto will have: (i) any right, title, or interest in or possession of any portion of the Escrow Account, including the Escrowed Shares; (ii) the ability to pledge, convey, hypothecate, or grant a security interest in any portion of the Escrow Account, including the Escrowed Shares; or (iii) any right to have or to hold any of the Escrowed Shares as collateral for any obligation, and will not be able to obtain a security interest in any assets (tangible or intangible) contained in or relating to any portion of the Escrow Account, including the Escrowed Shares.

(d)       Any book entry relating to the Escrowed Shares will include a notation that such shares are subject to the restrictions set forth in this Agreement, together with any other notation provided for in the Letter of Direction.

4.            Dividends; Voting; Anti-Dilution Adjustments.

(a)       The Escrowed Shares will be considered to be issued and outstanding CSI shares and will enjoy all dividend and voting privileges accorded to all other issued and outstanding CSI shares. The Shareholders shall be entitled to receive and be paid any and all dividends, interest or other earnings earned on the Escrowed Shares prior to delivery of the applicable Escrowed Shares to Seller Members or the Shareholders, as applicable, in accordance with the terms hereof (the “Earnings”) and to vote the Escrowed Shares while such Escrowed Shares are held in the Escrow Account. If the Escrow Agent receives any Earnings, then the Escrow Agent promptly shall distribute and disburse such Earnings to the Shareholders in accordance with the percentage allocations set forth on Schedule A. Any Earnings with respect to the Escrowed Shares shall be the sole and exclusive property of the Shareholders. Any Earnings that are received by the Escrow Agent shall remain uninvested in cash pending distribution to the appropriate party pursuant to this Section 4.

(b)       If, between the date hereof and date on which this Agreement is terminated, the issued and outstanding shares of CSI common stock shall be changed into a different number of shares of CSI common stock or a different class of equity interests by reason of any reorganization, reclassification, recapitalization, combination, unit split, reverse unit split, dividend or exchange, or any similar event shall occur, the Escrowed Shares and the Post-Closing VWAP shall be equitably adjusted, without duplication, to proportionally reflect such change and provide to the Shareholders and the Seller Members the same economic effect as contemplated by the Merger Agreement and other related agreements prior to such event.

5.           Maintenance of Escrow Account. The Escrow Agent will not be responsible for diminution in the Escrow Account as a result of any losses resulting from the Escrowed Shares. The parties hereto recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to the Escrowed Shares or the purchase, sale, retention or other disposition of the Escrowed Shares.

6.            Disbursements from the Escrow Account.

(a)          Escrow Agent shall disburse the Escrowed Shares at any time and from time to time, upon receipt of, and in accordance with, a Joint Written Direction substantially in the form of Attachment 1 hereto and received by Escrow Agent in accordance with the requirements set forth in Section 15. Such Joint Written Direction must contain complete distribution instructions.

(b)          Prior to any disbursement of Escrowed Shares or dividends, Escrow Agent must receive reasonable identifying information regarding the recipient so that Escrow Agent is able to comply with its regulatory obligations and reasonable business practices, including without limitation a completed United States Internal Revenue Service (“IRS”) Form W-9 or Form W-8, as applicable. All disbursements of Escrowed Shares will be subject to the fees and claims of Escrow Agent and the Indemnified Parties pursuant to Section 11 and Section 12.

(c)          The Escrowed Shares shall be distributed as follows:

(i)         If the Post-Closing VWAP (as defined below) of each share of CSI common stock is $8.00 per share or more, the Escrowed Shares shall be distributed to the Shareholders in the amounts set forth on Schedule A.

(ii)        If the Post-Closing VWAP of each share of CSI common stock is less than $8.00, the Seller Members listed on Schedule B shall be entitled to receive that number of the Escrowed Shares equal to (A) (1) 12,500,000, divided by (2) the Post-Closing VWAP, minus (B) 1,562,500; provided that in no event will the number of shares distributed to the Seller Members be more than 375,000 shares of CSI common stock.

(iii)       Buyer and the Seller Representative shall deliver the Joint Written Direction directing the Escrow Agent to deliver the Escrowed Shares within five Business Days after the last day of the 30 consecutive trading day period with respect to which Post-Closing VWAP is calculated.

(iv)       “Post-Closing VWAP” means the volume weighted average price per share of CSI common stock as reported on the NASDAQ for the 30 consecutive trading days beginning five Business Days after the date hereof.

(d)          The Escrow Agent will direct the Transfer Agent to release the Escrowed Shares remaining in the Escrow Account to the Shareholders or the Seller Members as Buyer and the Seller Representative may direct in writing, which direction shall be substantially in the form of Schedule E attached hereto. The Escrow Agent shall have no responsibility for making or verifying the calculations in this Section 6.

7.            Suspension of Performance; Disbursement into Court. If, at any time, (a) a dispute exists with respect to any obligation of Escrow Agent under this Agreement, (b) Escrow Agent is unable to determine, to Escrow Agent’s sole satisfaction, Escrow Agent’s proper actions with respect to its obligations hereunder, or (c) the Representatives have not, within 10 days of receipt of a notice of resignation, appointed a successor escrow agent to act under this Agreement, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

(i)       suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Agreement until such dispute or uncertainty is resolved to the sole satisfaction of Escrow Agent or until a successor escrow agent is appointed.

(ii)       petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction, in any venue convenient to Escrow Agent, for instructions with respect to such dispute or uncertainty and, to the extent required or permitted by law, distribute into such court, for holding and disposition by such court, the Escrowed Shares, after payment to Escrow Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder.

Escrow Agent will have no liability to Buyer or any Seller Member for any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise due to any delay in any other action required or requested of Escrow Agent.

8.            Tax Reporting.

(a)       Escrow Agent has no responsibility for the tax consequences of this

Agreement and Buyer and the Seller Representative shall consult with independent counsel concerning any and all tax matters. Buyer and the Seller Representative jointly and severally agree to (i) assume all obligations imposed now or hereafter by any applicable tax law or regulation with respect to payments or performance under this Agreement and (ii) request and direct the Escrow Agent in writing with respect to withholding and other taxes, assessments or other governmental charges, and advise the Escrow Agent in writing with respect to any certifications and governmental reporting that may be required under any applicable laws or regulations. Except as otherwise agreed by Escrow Agent in writing, Escrow Agent has no tax reporting or withholding obligation except to the Internal Revenue Service with respect to Form 1099-B reporting on payments of gross proceeds under Internal Revenue Code Section 6045 and Form 1099 and Form 1042-S reporting with respect to investment income earned on the Escrowed Shares, if any. Escrow Agent shall have no responsibility for Form 1099-MISC reporting with respect to disbursements that Escrow Agent makes in an administrative or ministerial function to vendors or other service providers and shall have no tax reporting or withholding duties with respect to the Foreign Investment in Real Property Tax Act (FIRPTA).

(b)       Except as otherwise directed by Buyer and the Seller Representative in writing, Escrow Agent will report, on an accrual basis, all Earnings, if any as being owned by the Shareholders in their respective Pro Rata Share in Schedule A for federal income tax purposes.

9.            Resignation or Removal of Escrow Agent. Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving ten (10) days’ prior written notice to Buyer and the Seller Representative specifying a date when such resignation will take effect and, after the date of such resignation notice, notwithstanding any other provision of this Agreement, Escrow Agent’s sole obligation will be to hold the Escrowed Shares pending appointment of a successor Escrow Agent. Similarly, Escrow Agent may be removed at any time by Buyer and the Seller Representative giving at least thirty (30) days’ prior written notice to Escrow Agent specifying the date when such removal will take effect. If Buyer and the Seller Representative fail to jointly appoint a successor Escrow Agent prior to the effective date of such resignation or removal, Escrow Agent may petition a court of competent jurisdiction to appoint a successor escrow agent, and all costs and expenses related to such petition shall be paid jointly and severally by Buyer and the Seller Representative. The retiring Escrow Agent shall transmit all records pertaining to the Escrowed Shares and shall transfer all Escrowed Shares to the successor Escrow Agent, after making copies of such records as the retiring Escrow Agent deems advisable and after deduction and payment to the retiring Escrow Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. After any retiring Escrow Agent’s resignation or removal, the provisions of this Agreement will inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement.

10.          Duties and Liability of Escrow Agent.

(a)           Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties will be implied. Escrow Agent has no fiduciary or discretionary duties of any kind. Escrow Agent’s permissive rights will not be construed as duties. Escrow Agent has no liability under and no duty to inquire as to the provisions of any document other than this Agreement, including without limitation any other agreement between any or all of the parties hereto or any other persons even though reference thereto may be made herein and whether or not a copy of such document has been provided to Escrow Agent. Escrow Agent’s sole responsibility is to hold the Escrowed Shares in accordance with Escrow Agent’s customary practices and disbursement thereof in accordance with the terms of this Agreement. Escrow Agent shall not be responsible for or have any duty to make any calculations under this Agreement, or to determine when any calculation required under the provisions of this Agreement should be made, how it should be made or what it should be, or to confirm or verify any such calculation. Escrow Agent will not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. This Agreement will terminate upon the distribution of all the Escrowed Shares pursuant to any applicable provision of this Agreement, and Escrow Agent will thereafter have no further obligation or liability whatsoever with respect to this Agreement or the Escrowed Shares.

(b)           Escrow Agent will not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines, which determination is not subject to appeal, that Escrow Agent’s gross negligence or willful misconduct in connection with its material breach of this Agreement was the sole cause of any loss to Buyer or the Seller Representative. Escrow Agent may retain and act hereunder through agents, and will not be responsible for or have any liability with respect to the acts of any such agent retained by Escrow Agent in good faith.

(c)           Escrow Agent may conclusively rely upon any notice, instruction, request or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent believes to be genuine and to have been signed or presented by the person purporting to sign it and shall have no responsibility or duty to make inquiry as to or to determine the truth, accuracy or validity thereof (or any signature appearing thereon). In no event will Escrow Agent be liable for (i) acting in accordance with or conclusively relying upon any instruction, notice, demand, certificate or document believed by Escrow Agent to have been created by or on behalf of Buyer or the Seller Representative, (ii) incidental, indirect, special, consequential or punitive damages or penalties of any kind (including, but not limited to lost profits), even if Escrow Agent has been advised of the likelihood of such damages or penalty and regardless of the form of action or (iii) any amount greater than the value of the Escrowed Shares as valued upon deposit with Escrow Agent.

(d)           Escrow Agent will not be responsible for delays or failures in performance resulting from acts of God, strikes, lockouts, riots, acts of war or terror, epidemics,

governmental regulations, fire, communication line failures, computer viruses, attacks or intrusions, power failures, earthquakes or any other circumstance beyond its control. Escrow Agent will not be obligated to take any legal action in connection with the Escrowed Shares, this Agreement or the Purchase Agreement or to appear in, prosecute or defend any such legal action or to take any other action that in Escrow Agent’s sole judgment may expose it to potential expense or liability. Buyer and the Seller Representative are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. Escrow Agent will have no liability to Buyer or the Seller Representative, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrowed Shares escheat by operation of law.

(e)          Escrow Agent may consult, at Buyer’s and the Seller Representative’s cost, legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving this Agreement, and will incur no liability and must be fully indemnified from any liability whatsoever in acting in accordance with the advice of such counsel. Buyer and the Seller Representative agree to perform or procure the performance of all further acts and things, and execute and deliver such further documents, as may be required by law or as Escrow Agent may reasonably request in connection with its duties hereunder. When any action is provided for herein to be done on or by a specified date that falls on a day other than a Business Day, such action may be performed on the following Business Day.

(f)           If any portion of the Escrowed Shares is at any time attached, garnished or levied upon, or otherwise subject to any writ, order, decree or process of any court, or in case distribution of the Escrowed Shares is stayed or enjoined by any court order, Escrow Agent is authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders, decrees or process so entered or issued, including but not limited to those which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction; and if Escrow Agent relies upon or complies with any such writ, order, decree or process, it will not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even if such order is reversed, modified, annulled, set aside or vacated.

(g)          Escrow Agent and any stockholder, director, officer or employee of Escrow Agent may buy, sell and deal in any of the securities of any other party hereto and contract and lend money to any other party hereto and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein will preclude Escrow Agent from acting in any other capacity for any other party hereto or for any other person or entity.

(h)          In the event instructions, including funds transfer instructions, address change or change in contact information are given to Escrow Agent (other than in writing at the time of execution of this Agreement), whether in writing, by facsimile or otherwise, Escrow Agent is authorized, but not required, to seek confirmation of such instructions by telephone call-back to any person designated by the instructing party on Schedule C hereto, with respect to Buyer, or to Seller Representative, and Escrow Agent may rely upon the confirmation of anyone purporting to be the person so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by Escrow Agent and will be effective only after Escrow Agent has a reasonable opportunity to act on such changes. If Escrow Agent is unable to contact any of the designated representatives identified in Schedule C or Section 15, Escrow Agent is hereby authorized but will be under no duty to seek confirmation of such instructions by telephone call-back to any one or more of Buyer’s executive officers (“Executive Officers”), which will include the titles of Chief Executive Officer, President and Vice President, as Escrow Agent may select. Such Executive Officer must deliver to Escrow Agent a fully executed incumbency certificate, and Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. Buyer and the Seller Representative agree that Escrow Agent may at its option record any telephone calls made pursuant to this Section. Escrow Agent in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Buyer or the Seller Representative to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank, even when its use may result in a transfer of funds to a person other than the intended beneficiary or to a bank other than the intended beneficiary’s bank or intermediary bank. Purchaser and Seller. Buyer and the Seller Representative acknowledge that these optional security procedures are commercially reasonable.

11.          Indemnification of Escrow Agent. Buyer and the Seller Representative, jointly and severally, shall indemnify and hold harmless Escrow Agent and each director, officer, employee and affiliate of Escrow Agent (each, an “Indemnified Party”) upon demand against any and all claims, actions and proceedings (whether asserted or commenced by Buyer, the Seller Representative or any other person or entity and whether or not valid), losses, damages, liabilities, penalties, costs and expenses of any kind or nature (including without limitation reasonable attorneys’ fees, costs and expenses) (collectively, “Losses”) arising from this Agreement or Escrow Agent’s actions hereunder, except to the extent such Losses are finally determined by a court of competent jurisdiction, which determination is not subject to appeal, to have been directly caused solely by the gross negligence or willful misconduct of such Indemnified Party in connection with Escrow Agent’s material breach of this Agreement. Buyer and the Seller Representative further agree, jointly and severally, to indemnify each Indemnified Party for all costs, including without limitation reasonable attorneys’ fees, incurred by such Indemnified Party in connection with the enforcement of Buyer’s and the Seller Representative’s obligations to Escrow Agent under this Agreement. Each Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it, and the reasonable fees of such counsel shall be paid upon demand by Buyer and Seller jointly and severally. The obligations of Buyer and the Seller Representative under this Section shall survive any termination of this Agreement and the resignation or removal of Escrow Agent.

12.          Compensation of Escrow Agent.

(a)           Fees and Expenses. Buyer and the Seller Representative agree, jointly and severally, to compensate Escrow Agent upon demand for its services hereunder in accordance with Schedule B attached hereto. Without limiting the joint and several nature of their obligations to Escrow Agent, Buyer and the Seller Representative agree between themselves that each will be responsible to the other for one-half of Escrow Agent’s compensation. The obligations of Buyer and the Seller Representative under this Section shall survive any termination of this Agreement and the resignation or removal of Escrow Agent.

(b)          Disbursements from Escrowed Shares to Pay Escrow Agent. Escrow Agent is authorized to, and may distribute to itself from the Escrowed Shares, from time to time, the amount of any compensation and reimbursement of expenses due and payable hereunder. Escrow Agent shall notify Buyer and the Seller Representative of any such distribution to itself or any other Indemnified Party and shall furnish Buyer and the Seller Representative copies of related invoices and other statements.

13.          Representations and Warranties. Buyer and the Seller Representative each respectively make the following representations and warranties to Escrow Agent:

(a)           it or he has full power and authority to execute and deliver this Agreement and to perform its or his obligations hereunder; and this Agreement has been duly approved by all necessary action and constitutes its valid and binding agreement enforceable in accordance with its terms.

(b)          with respect to Buyer, each of the applicable persons designated on Schedule C attached hereto has been duly appointed to act as authorized representative of Buyer hereunder and individually has full power and authority on its behalf to execute and deliver any instruction or direction, to amend, modify or waive any provision of this Agreement and to take any and all other actions as its authorized representative under this Agreement and no change in designation of such authorized representatives will be effective until written notice of such change is delivered to each other party to this Agreement pursuant to Section 15 and Escrow Agent has had reasonable time to act upon it.

(c)           no prospectus, notice, report, and promotional material that mentions “U.S. Bank” or any of its affiliates by name or the rights, powers, or duties of Escrow Agent under this Agreement will be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of Escrow Agent.

(d)          it will not claim any immunity from jurisdiction of any court, suit or legal process, whether from service of notice, injunction, attachment, execution or enforcement of any judgment or otherwise.

(e)          there is no security interest in the Escrowed Shares or any part thereof and no financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrowed Shares or any part thereof.

In addition, the Seller Representative represents and warrants to Escrow Agent that he has the irrevocable right, power and authority (i) to enter into and perform this Agreement on behalf of the Seller Members and to bind all of the Seller Members to its terms; (ii) to give and receive directions and notices hereunder; and (iii) to make all determinations that may be required or that he deems appropriate under this Agreement.

14.           Identifying Information. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity, Escrow Agent requires documentation to verify its formation and existence as a legal entity. Escrow Agent may require financial statements, licenses or identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. Buyer and the Seller Representative agree to provide all information requested by Escrow Agent in connection with any legislation or regulation to which Escrow Agent is subject, in a timely manner. Escrow Agent’s appointment and acceptance of its duties under this Agreement is contingent upon verification of all regulatory requirements applicable to Buyer, the Seller Representative and any of their permitted assigns, including successful completion of a final background check. These conditions include, without limitation, requirements under the USA PATRIOT Act, the USA FREEDOM Act, the Bank Secrecy Act, and the U.S. Department of the Treasury Office of Foreign Assets Control. If these conditions are not met, Escrow Agent may at its option promptly terminate this Agreement in whole or in part and refuse any otherwise permitted assignment by Buyer or the Seller Representative, without any liability or incurring any additional costs.

15.           Notices. All notices, approvals, consents, requests and other communications hereunder (each, a “Notice”) must be in writing, in English, and may only be delivered (a) by personal delivery, or (b) by national overnight courier service, or (c) by certified or registered mail, return receipt requested, or (d) by facsimile transmission or (e) by email. Notice will be effective upon receipt except for notice via email, which will be effective only when the recipient, by return email or notice delivered by other method provided for in this Section, acknowledges having received that email (with an automatically generated receipt or similar notice not constituting an acknowledgement of an email receipt for purposes of this Section). Notices may only be sent to the applicable party or parties at the address specified below:

If to Buyer, at:	Pineapple Energy LLC

315 East Lake Street, Suite 301

Wayzata, MN 55391

Telephone:

Facsimile:

E-mail: mhaymaker@northernpacificgroup.com;

shonour@northernpacificgroup.com

With a copy (which shall not constitute notice) to:

Faegre Drinker Biddle & Reath LLP

Attn: Steven Kennedy

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Telephone: 612-766-8577

Facsimile:

E-mail: steven.kennedy@faegredrinker.com

If to Seller Members or Seller Representative, at:

Steven P. Godmere

95-1011 Hiialo Street

Mililani, HI 96789

Telephone: 808-223-6459

E-mail:

With copies (which shall not constitute notice) to:

Christopher R. DeBone

98-870 Kaahele Street

Aiea, HI 96701

Telephone: 808-352-7828

E-mail:

and

Keating Muething & Klekamp PLL

Attn: Ross J. Bextermueller

1 East Fourth Street, Suite 1400

Cincinnati, OH 45202

Telephone: 513-562-1433

Facsimile:

E-mail:

If to Escrow Agent, at:	U.S. Bank National Association, as Escrow Agent

ATTN: Thomas Maple

Global Corporate Trust Services

60 Livingston Avenue

EP-MN-WS3C

St. Paul, MN 55107

Telephone: 651-466-6304

E-mail: tom.maple1@usbank.com

and to:

U.S. Bank National Association

ATTN: Melanie Xiong

Product Operations

60 Livingston Avenue

EP-MN-WS3T

St. Paul, MN 55107

Telephone: 651-466-6102

Facsimile: 866-691-4161

E-mail:   melanie.xiong@usbank.com

tfmcorporateescrowshared@usbank.com

or to such other address as each party may designate for itself by like notice and unless otherwise provided herein will be deemed to have been given on the date received. Escrow Agent shall not have any duty to confirm that the person sending any Notice by electronic transmission (including by e-mail, facsimile transmission, web portal or other electronic methods) is, in fact, a person authorized to do so. Electronic signatures believed by Escrow Agent to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider acceptable to Escrow Agent) shall be deemed original signatures for all purposes. Notwithstanding the foregoing, Escrow Agent may in any instance and in its sole discretion require that an original document bearing a manual signature be delivered to Escrow Agent in lieu of, or in addition to, any such electronic Notice. Buyer and the Seller Representative agree to assume all risks arising out of the use of electronic signatures and electronic methods to submit instructions and directions to Escrow Agent, including without limitation the risk of Escrow Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.

16.       Amendment and Assignment. None of the terms or conditions of this Agreement may be changed, waived, modified, terminated or varied in any manner whatsoever unless in writing duly signed by each party to this Agreement. No course of conduct will constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. No party may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other parties, provided that if Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including the escrow contemplated by this Agreement) to another entity, the successor or transferee entity without any further act will be the successor Escrow Agent.

17.       Governing Law, Jurisdiction and Venue. This Agreement will be construed and interpreted in accordance with the internal laws of the State of Minnesota without giving effect to the conflict of laws principles thereof that would require the application of any other laws. Each of the parties hereto irrevocably (a) consents to the exclusive jurisdiction and venue of the state and federal courts in the State of Minnesota in connection with any matter arising out of this Agreement, (b) waives any objection to such jurisdiction or venue, (c) agrees not to commence any legal proceedings related hereto except in such courts, (d) consents to and agrees to accept service of process to vest personal jurisdiction over it in any such courts made as set forth in Section 15, and (e) waives any right to trial by jury in any action in connection with this Agreement.

18.       Entire Agreement, No Third-Party Beneficiaries. This Agreement constitutes the entire agreement between the signatory parties hereto relating to the holding and distribution of the Escrowed Shares and sets forth in their entirety the obligations and duties of Escrow Agent with respect to the Escrowed Shares. This Agreement and any Joint Written Direction may be executed in two or more counterparts, which when so executed will constitute one and the same agreement or direction. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. The Section headings have been inserted for convenience only and will be given no substantive meaning or significance whatsoever in construing the terms and conditions of this Agreement. Nothing in this Agreement, express or implied, is intended to or will confer upon any person other than the signatory parties hereto and the Indemnified Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[signature page follows]

The parties hereto have caused this Agreement to be executed effective as of the date first above written.

PINEAPPLE ENERGY LLC

By: /s/ Kyke Udseth
Name: Kyle Udseth
Title: Chief Executive Officer

/s/Steven P. Godmere
Steven P. Godmere

U.S. BANK NATIONAL ASSOCIATION
as Escrow Agent

By: /s/ Tom Maple
Name: Tom Maple
Title: Vice President

SCHEDULE A

ESCROWED SHARES

Shareholder-Buyer Member	Escrowed Shares	Pro Rata Share
Lake Street Solar, LLC	301,587	80.42%
Hercules Capital, Inc.	56,022	14.94%
Kyle Udseth	15,873	4.23%
The Sandra and Tom Holland Trust	1,518	0.40%
Total	375,000 Shares	100%

SCHEDULE B

Seller	Escrowed Shares	Pro Rata Share
Chris DeBone	182,812	48.75%
Steven P. Godmere	182,812	48.75%
Independent Investment Bankers Corp.	9,376	2.5%
Total	375,000 Shares	100%

SCHEDULE C

Schedule of Fees for Services as Escrow Agent

I.	Administration Fee, One-Time:	$3,500

One-time fee for the routine duties of the Escrow Agent associated with the administration of the account. Administration fees are payable in advance. In the event that the Agreement is not terminated within two years, then an additional administrative fee of $1,000 shall be due for each year or part thereof. This assumes that the Escrow Agent will be directed to invest in an automated sweep vehicle available through the Escrow Agent’s trust accounting system.

II.	Dividend Processing Fees (if any):	$100 per disbursement in excess of ten disbursements per year

Processing fees cover the routine duties of Escrow Agent associated with the administration of the account, billed in arrears. This includes payment by check or wire. This assumes that the Escrow Agent will receive complete and accurate payment information, upon which it can conclusively rely.

III.	Out-of-Pocket Expenses (if any):	At Cost

Reimbursement of expenses associated with the performance of Escrow Agent’s duties, including but not limited to fees and expenses of legal counsel, accountants and other agents, tax preparation, reporting and filing, publications, and filing fees.

IV.	Extraordinary Administration Services (if any):	At Cost

Extraordinary Administration Services (“EAS”) are duties, responsibilities or activities not expected to be provided by the escrow agent at the outset of the transaction, not routine or customary, and/or not incurred in the ordinary course of business, and may require analysis or interpretation. Billing for fees and expenses related to EAS is appropriate in instances where particular inquiries, events or developments are unexpected, even if the possibility of such circumstances could have been identified at the inception of the transaction, or as changes in law, procedures, or the cost of doing business demand. At our option, EAS may be charged on an hourly (time expended multiplied by current hourly rate), flat or special fee basis at such rates or in such amounts in effect at the time of such services, which may be modified by us in our sole and reasonable discretion from time to time. In addition, all fees and expenses incurred by the escrow agent, in connection with the escrow agent’s EAS and ordinary administration services and including without limitation the fees and expenses of legal counsel, financial advisors and other professionals, charges for wire transfers, checks, internal transfers and securities transactions, travel expenses, communication costs, postage (including express mail and overnight delivery charges), copying charges and the like will be payable, at cost, to the escrow agent. EAS fees are due and payable in addition to annual or ordinary administration fees. Failure to pay for EAS owed to U.S. Bank when due may result in interest being charged on amounts owed to U.S. Bank for extraordinary administration services fees and expenses at the prevailing market rate.

General. Your obligation to pay under this Fee Schedule shall govern the matters described herein and shall not be superseded or modified by the terms of the governing documents, and survive any termination of the transaction or governing documents and the resignation or removal of the escrow agent. This Fee Schedule shall be construed and interpreted in accordance with the laws of the state identified in the governing documents without giving effect to the conflict of laws principles thereof. You agree to the sole and exclusive jurisdiction of the state and federal courts of the state identified in the governing documents over any proceeding relating to or arising regarding the matters described herein. Payment of fees constitutes acceptance of the terms and conditions described herein.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity we will ask for documentation to verify its formation and existence as a legal entity. Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

SCHEDULE C

Each of the following person(s) is a Buyer Representative authorized to execute documents and direct Escrow Agent as to all matters, including fund transfers, address changes and contact information changes, on Buyer’s behalf (only one representative required):

Kyle Udseth	/s/Kyle Udseth	(952) 582-6460
Name	Specimen signature	Telephone No.

Name	Specimen signature	Telephone No.

Name	Specimen signature	Telephone No.

If only one person is identified above, the following person is authorized for call-back confirmations:

Name	Telephone Number

SCHEDULE D

LETTER OF DIRECTION

COMMUNICATIONS SYSTEMS, INC.

10900 Red Circle Drive
Minnetonka, Minnesota 55343

March 28, 2022

Equiniti Trust Company

Attn: Julie Fischbach

1110 Centre Pointe Curve, Suite 101

Mendota Heights, Minnesota 55120

Dear Ms. Fischbach:

As Transfer Agent for the common stock (the “Common Stock”), of Communications Systems, Inc., a Minnesota corporation (the “Company”), you are hereby requested to hold 375,000 shares (the “Escrowed Shares”) of common stock of Communications Systems, Inc. issued in the name of U.S. Bank National Association as Escrow Agent in a segregated sub issue of stock (the “Escrow Account”). The underlying shares issued to the Escrow Agent in the Escrow Account shall under no circumstances be freely tradable by any shareholders or accessible by any brokers, bankers or dealers, in each case, unless and until you have received a notification from U.S. Bank National Association (the “Escrow Agent”) with respect to any such shares, substantially in the form of Exhibit A hereto. Any and all direction and control over the Escrow Account and the shares contained therein shall reside exclusively with the Escrow Agent, until you are advised otherwise by the Escrow Agent. The Escrow Agent will advise you in writing, substantially in the form of Exhibit A hereto and subject to the terms thereof, when it has transferred its exclusive direction and control over any or all of the shares retained in the Escrow Account to the either the Shareholders listed on Exhibit B hereto, the Seller Members listed on Exhibit C hereto, or a combination of both.

Pursuant to the directions set forth above, the following restrictions should accompany the Escrowed Shares issued pursuant to this letter as follows:

These shares are subject to the transfer and other restrictions provided under the Escrow Agreement, dated as of March 28, 2022, by and among the Company, U.S. Bank National Association and the Seller Representative (as defined therein).

[Signature page follows]

Very truly yours,

Communications Systems, Inc.

By:
Name:
Title:

STEVEN P. GODMERE, solely in his capacity as
Seller Representative

By:
Name: Steven P. Godmere
Title: Seller Representative

ACCEPTED AND AGREED TO:

EQUINITI TRUST COMPANY

By:
Name:
Title:

EXHIBIT A TO LETTER OF DIRECTION

ESCROW AGENT NOTIFICATION

[U.S. Bank Letterhead]

[DATE]

Equiniti Trust Company

Attn: Julie Fischbach

1110 Centre Pointe Curve, Suite 101

Mendota Heights, Minnesota 55120

Dear Ms. Fischbach:

As Transfer Agent for the common stock (the “Common Stock”), of Communications Systems, Inc., a Minnesota corporation (the “Company”), and in accordance with the direction letter from the Company and the Seller Representative to you, dated March 28, 2022 (the “Direction Letter”), a sub issue of Common Stock was established, subject to the exclusive control of U.S. Bank National Association. We now hereby instruct and advise you that we hereby relinquish our exclusive control and direction over all of the shares in the sub issue account, which control and direction shall be vested in, and ownership of such shares shall be transferred from the Escrow Agent to, [the Shareholders] and/or [in the Seller Members] in the amounts of shares of Common Stock set forth below:]

Name	Number of Shares of Common Stock

Very truly yours,

U.S. Bank National Association

By:
Name:
Title:

EXHIBIT B TO LETTER OF DIRECTION

ESCROWED SHARES

Shareholder-Buyer Member	Escrowed Shares	Pro Rata Share
Lake Street Solar, LLC	301,587	80.42%
Hercules Capital, Inc.	56,022	14.94%
Kyle Udseth	15,873	4.23%
The Sandra and Tom Holland Trust	1,518	0.40%

EXHIBIT C TO LETTER OF DIRECTION

ESCROWED SHARES

Seller	Escrowed Shares	Pro Rata Share
Chris DeBone	182,812	48.75%
Steven P. Godmere	182,812	48.75%
Independent Investment Bankers Corp.	9,376	2.5%
Total	375,000 Shares	100%

SCHEDULE E

[U.S. Bank Letterhead]

[DATE]

Equiniti Trust Company

Attn: Julie Fischbach

1110 Centre Pointe Curve, Suite 101

Mendota Heights, Minnesota 55120

Dear Ms. Fischbach:

As Transfer Agent for the common stock (the “Common Stock”), of Communications Systems, Inc., a Minnesota corporation (the “Company”), and in accordance with the direction letter from the Company and the Seller Representative to you, dated March 28, 2022 (the “Direction Letter”), a sub issue of Common Stock was established, subject to the exclusive control of U.S. Bank National Association. We now hereby instruct and advise you that we hereby relinquish our exclusive control and direction over all of the shares in the sub issue account, which control and direction shall be vested in [the Shareholders] and/or [in the Seller Members] in the amounts of shares of Common Stock set forth below:]

Name	Number of Shares of Common Stock

Very truly yours,

U.S. Bank National Association

By:
Name:
Title:

ATTACHMENT 1

FORM OF JOINT WRITTEN DIRECTION

U.S. Bank National Association, as Escrow Agent

ATTN: Global Corporate Trust Services

Address:        _______________

RE: ESCROW AGREEMENT made and entered into as of March 28, 2022 by and among Pineapple Energy LLC (“Buyer”), Steven P. Godmere (“Seller Representative”) and U.S. Bank National Association, in its capacity as escrow agent (the “Escrow Agent”).

Pursuant to Section 6 of the above-referenced Escrow Agreement, Buyer and the Seller Representative hereby instruct Escrow Agent to instruct the Transfer Agent to distribute the Escrowed Shares as provided below:

Name	Number of Shares of Common Stock

[Shareholders]	[XXX] shares

[Seller Members]	[XXX] shares

Pineapple Energy LLC

By:
Name:
Title:
Date:

Steven P. Godmere
Date: